Exhibit 99.1

FOR IMMEDIATE RELEASE

Sterling Publishing Completes Acquisition of Morningstar Australasia Trade Publishing Assets

Sydney, 5 October, 2012: Sterling Publishing Pty Ltd (Sterling) and Morningstar Australasia Pty Limited, a subsidiary of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Sterling has completed the acquisition of Morningstar’s Australian financial services trade publishing business.

The acquisition includes the titles InvestorDaily, Independent Financial Adviser (IFA) — incorporating SMSF — and Investor Weekly. Sterling has also acquired a number of established events for the financial planning and institutional investment sectors, including the annual Wraps, Platforms & Masterfunds Conference and the annual Self-Managed Superannuation Fund Strategy Day.

Terms and conditions of the transaction were not disclosed.

NOTE TO EDITORS

About Sterling Publishing

Sterling Publishing (www.sterlingpublishing.com.au), the publishing arm of the BRW Fast 100-ranked Momentum Media, is a growing media company focusing on the finance, mortgage, real estate and property sectors. Its products span traditional print as well as interactive new media channels, with a range of distribution platforms used to connect and engage readers, including magazines, websites, events, Apple iPad® apps, social networking and broadcasting.

About Morningstar Australasia Pty Limited and Morningstar, Inc.

Morningstar Australasia Pty Limited is a subsidiary of Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisers, and institutions. Morningstar provides data on more than 385,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than eight million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment adviser subsidiaries and had more than US$186.0 billion in assets under advisement and management at 30 June 2012. The company has operations in 27 countries.

CONTACTS

Kate Miller Communications Manager Sterling Publishing +61 2 9922 3300 kate@sterlingpublishing.com.au	Phillip Gray Editorial & Communications Manager Morningstar Australasia +61 2 9276 4456 phillip.gray@morningstar.com